Exh. 10.2
Retirement Benefits Policy
Administration — In order to be eligible for this Retirement Benefits Policy (the “Policy”), the non-employee director must meet the eligibility requirements stated below. The Compensation and Corporate Governance Committee (the “Committee”) shall determine eligibility pursuant to the Policy and shall have full discretion to administer, make exception to and grant benefits according to the Policy.
Retirement Eligibility
•	Age of at least 55.

•	Service of at least five full years computed from date of election as director to date of retirement.

•	A total of age and years of service equal to 65.
Stock Options
•	At least five and less than ten years of service — vest all options, as of retirement date, that would have vested in next 12-month period following retirement date. All remaining unvested options will expire pursuant to the stock option plan from which they were granted.

•	Ten or more years of service — 100 percent vesting, as of retirement date, on all unvested options.
Restricted Common Stock
•	At least five and less than ten years of service — vest all restricted common stock, as of retirement date, that would have vested in the 12-month period following retirement date. All remaining unvested restricted common stock shall be forfeited as of retirement date.

•	Ten or more years of service — 100 percent vesting, as of retirement date, on all unvested restricted common stock.